Exhibit 10.12



                             John H. Harland Company

               Amendment to 2005 Supplemental Retirement Agreement


THIS AMENDMENT (the "Amendment"), dated as of November 1, 2006, between John H. Harland Company, a Georgia corporation (the "Company"), and Timothy C. Tuff ("Employee").

WHEREAS, the Company and Employee previously entered into a 2005 Supplemental Retirement Agreement dated as of January 1, 2005 (the "Agreement"); and

WHEREAS, the parties wish to amend the Agreement to revise the definition of Change in Control;

NOW, THEREFORE, the Company and Employee agree as follows:

1. Paragraph A(4)(iii) of the Agreement is hereby amended by inserting the following at the end thereof:

     "In addition to the meaning of Change in Control in the Noncompete Agreement, a Change in Control also shall be deemed to occur upon a change in the composition of the Board of Directors of the Company that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

         (a) a director who has been a director of the Company for a continuous period of at least 24 months,

         (b) a director who was serving on the Board as a result of the consummation of a sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger, consolidation, reorganization or business combination with any person that would not be a Fundamental Change, or

         (c) a director whose election or nomination as director was approved by a vote of at least two-thirds of the directors described in clauses (a), (b) or (c) by prior nomination or election, but excluding, for purposes of this clause (c), any director whose initial assumption of office occurred as a result of an actual or threatened (i) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (ii) tender offer, merger, sale of substantially all of the Company's assets, consolidation, reorganization or business combination that would be a Fundamental Change on the consummation thereof.

     For purposes of this Amendment, a "Fundamental Change" shall be deemed to occur upon the sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger, consolidation, reorganization, or business combination with any person, in each case, other than in a transaction:

         (1) in which persons who were shareholders of the Company
         (immediately prior to such sale, merger, consolidation, reorganization, or business combination) own, immediately thereafter, (directly or indirectly) more than 50% of the combined voting power of the outstanding voting securities of the purchaser of the assets or the merged, consolidated, reorganized or other entity resulting from such corporate transaction (the "Successor Entity");

         (2) in which the Successor Entity is an employee benefit plan sponsored or maintained by the Company or any person controlled by the Company; or

         (3) after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the action of the Board approving the transaction."

2. The Agreement, as amended by this Amendment, is hereby confirmed and ratified in all respects.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.


                             John H. Harland Company

                             By:  ______________________
                                  Senior Vice President


                             Employee


                             Timothy C. Tuff